Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 22, 2012, by and between Colfax Corporation, a Delaware corporation (the “Company”), and Steven E. Simms (the “Executive”).

1. Positions, Duties and Term. The Company hereby employs the Executive as its President and Chief Executive Officer and the Executive hereby accepts such employment, on the terms and conditions set forth below.

1.1 Term. The Executive’s employment hereunder shall be for a term commencing as of April 22, 2012 (the “Effective Date”) and ending as of the earliest of (i) April 21, 2015 or such later date to which the term of this Agreement may be extended pursuant to Subsection (a), (ii) the date that the Executive’s employment terminates pursuant to Subsections (c) or (d), below, or (iii) the date of the Executive’s death.

(a) Extension of Term. Unless the Executive’s employment with the Company terminates earlier in accordance with Subsections (c) or (d), the parties pursuant to Subsection (b) elect not to extend the term, the term of this Agreement automatically shall be extended as of April 21, 2015, and each April 21st thereafter, such that on each such date the term of employment under this Agreement shall be for a one-year period. In addition, if a Change in Control shall occur during the term of the Executive’s employment under this Agreement, this Agreement shall not expire prior to the second anniversary of the date of consummation of the Change in Control, and the term of this Agreement shall automatically be extended to the second anniversary, as necessary, to give effect to this provision as of such consummation date.

(b) Election Not to Extend Term. The Executive, or the Board of Directors of the Company (the “Board”), by written notice delivered to the other, may at any time elect to terminate the automatic extension provision of Subsection (a). Any such election may be made at any time until the ninety (90) days prior to the date as of which the term would otherwise be extended for an additional one year. Furthermore, the parties agree that the expiration of this Agreement in accordance with the term end date dictated by this Subsection (b) shall not in any event constitute termination by the Executive for Good Reason or by the Company without Cause under this Agreement. However, if termination occurs on or after April 21, 2015, and is a termination of employment other than by the Company for Cause, the Executive’s employee stock options awarded under Section 2.3(a) or 2.3(b) shall remain exercisable for any remaining ordinary term of such options.

(c) Early Termination. The Company may terminate the Executive’s employment with or without Cause or on account of Disability, with written notice delivered to the Executive from the Board. In the case of a termination by the Company for Cause, the Executive’s termination shall be effective immediately upon giving notice. In the case of a termination without Cause or on account of Disability, the termination shall be effective as stated in such notice, but not earlier than 60 days following the date of the notice.

(d) Early Resignation. The Executive may resign from the Company for any reason, including Good Reason. The Executive may effect a Good Reason termination by providing at least 30 days’ written notice to the Board of the applicable Good Reason criteria and his termination effective date; provided that the notice must be given within 90 days of the occurrence of the condition that is the basis for such Good Reason; and further provided that if the basis for such Good Reason is correctible and the Company corrects the basis for such Good Reason within 30 days after receipt of such notice, the Good Reason defect shall be cured and Executive shall not then have the right to terminate his employment for Good Reason with respect to the occurrence addressed in the written notice. In the case of a resignation other than for Good Reason, the termination shall be effective as stated in the notice but not earlier than 60 days following the date of the notice.

(e) Termination and Offices Held. At the time Executive ceases to be an employee of the Company, the Executive agrees that he shall resign from any offices he holds with the Company and its subsidiaries and any affiliate, including any boards of directors.

1.2 Duties. The Executive shall faithfully perform for the Company the duties incident to the office of President and Chief Executive Officer and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board. The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially interfere with the Executive’s duties for the Company or create a conflict of interest or the appearance of a conflict of interest.

2. Compensation.

2.1 Salary. During the term of his employment under this Agreement, the Company shall pay the Executive at an annual rate of $950,000 (the “Base Salary”). The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board or the Compensation Committee of the Board (the “Committee”), as applicable. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect. The Base Salary shall be payable in equal biweekly installments or in such other installments as shall be consistent with the Company’s payroll procedures.

2.2 Annual Cash Incentive.

(a) Fiscal 2013 and Thereafter. The Executive shall be eligible to receive an annual cash bonus for the Company’s fiscal years ending December 31, 2013 and each December 31 thereafter based on performance objectives established by the Committee each such fiscal year (the “Annual Cash Incentive”). The Executive’s target Annual Cash Incentive amount for such fiscal years will be the percentage of Base Salary designated as the target by the Committee, which amount shall be at least 125% of the Base Salary then in effect for each applicable year (the “Full-Year Target”). If the Executive terminates employment during a fiscal year, and the termination is not for Cause, the Annual Cash

Incentive shall be pro-rated for the partial year, and such pro-rata Annual Cash Incentive shall become payable to the Executive if the performance objectives established for the applicable fiscal year subsequently are achieved.

(b) Fiscal 2012. The Executive shall be eligible to receive an Annual Cash Incentive for the Company’s fiscal year ending December 31, 2012 based on performance objectives established by the Committee for the fiscal year, with such award targeted to be the pro-rata amount of the Full Year Target represented by the partial 2012 year, and taking into account performance after the Effective Date.

Notwithstanding the preceding, the Executive’s Annual Cash Incentive, if any, may be below (including zero), at, or above, the target based upon the achievement of the performance objectives.

2.3 Equity Awards. The Committee shall make the following awards as of the Effective Date (the “Grant Date”) under the Colfax Corporation 2008 Omnibus Incentive Plan (the “Stock Incentive Plan”):

(a) Signing Bonus. As an inducement to enter into this Agreement, the Executive shall receive a grant of employee stock options covering 350,000 shares of the Company’s common stock (the “Stock”). The grant shall have an exercise price equal to the fair market value of the Stock on the Grant Date (as determined under the Stock Incentive Plan) and shall be subject to the terms of the Company’s standard stock option agreement currently in use for executives under the Stock Incentive Plan, except that the grant shall vest in full upon the three-year anniversary of the Grant Date under a cliff-vesting schedule.

(b) Long-Term Incentive Award. The Executive shall receive a long-term incentive award, comprised of a performance-based restricted stock unit award (a “PRSU”) and an employee stock option of equal grant date fair value, and consisting of the following:

(i)	The Executive shall receive a grant of PRSUs covering 159,475 shares of Stock. The grant shall be subject to the achievement of performance objectives under which such grant shall be cancelled in the event the performance objectives are not achieved, provided, further, that the entire grant also shall be subject to a three-year cliff vesting schedule, conditioning vesting in full on remaining employed by the Company on the three-year anniversary of the Grant Date. The terms and conditions of the grant are set forth in the CEO Performance Stock Unit Agreement attached hereto as Exhibit A; and

(ii)	The Executive shall receive a grant of employee stock options covering 364,286 shares of Stock. The grant shall have an exercise price equal to the fair market value of the Stock on the Grant Date (as determined under the Stock Incentive Plan) and shall be subject to the terms of the Company’s standard stock option agreement currently in use for executives under the Stock Incentive Plan, except that the grant shall vest in full upon the three-year anniversary of the Grant Date under a cliff vesting schedule.

(c) Equity and Long-Term Incentive Limitation. The awards described in this Section 2.3 are intended to be the Executive’s sole equity and long-term incentive awards during the initial term of this Agreement ending April 21, 2015, and during such initial term, the Executive shall not participate further under the Stock Incentive Plan or any other long-term incentive program of the Company.

(d) Exception to Limitation. Notwithstanding the limitation described in Section 2.3(c), in anticipation of extending the term of the Agreement as permitted under Section 1.1(a), the Committee may structure, at its normal time, one or more long-term incentive plan awards intended to cover the Executive’s service under this Agreement after the initial term end date of April 21, 2015.

For purposes of this Section 2.3, the fair value of an award shall be determined by the Committee in accordance with FASB ASC Topic 718.

2.4 Benefits. During the term of his employment under this Agreement, the Executive shall be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

2.5 Vacation. During the term of his employment under this Agreement, the Executive shall be entitled to vacation of twenty (20) working days per year.

2.6 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the term of the Executive’s employment under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

3. Termination Other than Without Cause or for Good Reason. In the event of the Executive’s resignation other than for Good Reason, his termination of employment with the Company on account of death or Disability, or his termination by the Company for Cause, all obligations of the Company under Sections 1 and 2 will immediately cease. In connection with this resignation or termination, the Company will pay the Executive (or, in the case of the Executive’s death, Executive’s beneficiary or, if none has been designated in accordance with Section 8.3, Executive’s estate), the amount of the Executive’s Compensation Accrued at Termination, and the Executive’s rights, if any, under any Company benefit plan or program shall be governed by such plan or program.

4. Termination Without Cause or for Good Reason. If during the term of his employment under this Agreement, Executive is terminated by the Company without Cause (and not on account of Disability) or resigns from the Company for Good Reason, all obligations of the Company under Sections

1 and 2 will immediately cease. In connection with this resignation or termination, the Company will pay the Executive (or, in the case of the Executive’s death, Executive’s beneficiary or, if none has been designated in accordance with Section 8.3, Executive’s estate), the amount of the Executive’s Compensation Accrued at Termination, and the Executive’s rights, if any, under any Company benefit plan or program shall be governed by such plan or program. In addition, in connection with a resignation or termination described in this Section 4, and subject to the requirements of Section 4.3, the Executive shall be entitled to the benefits described in Section 4.1 and, to the extent applicable, Section 4.2, and except to the extent otherwise required under Section 4.2 or Section 10.7, the payments shall be made, and the benefits shall be provided, upon employment termination or as soon as reasonably practicable thereafter.

4.1 Severance and Pro-Rata Bonus. With respect to termination of employment under this Section 4 only, the benefits under this 4.1 shall consist of the following:

(i)	A single sum severance payment in cash equal to the sum of: (x) one (1) times the Executive’s Base Salary plus (y) one (1) times the Annual Cash Incentive, if any, paid to the Executive for the fiscal year prior to the year of his termination of employment; and, provided, further, that the multiplier under the provisions of (x) and (y) shall be “two (2) times” in the event the applicable termination of employment occurs within 3 months prior to a Change in Control Event or within two (2) years after a Change in Control; and

(ii)	In lieu of any annual cash incentive under Section 2.2 for the year in which Executive’s employment terminates, a single sum cash payment equal to the amount, if any, of the Partial Year Bonus (as defined in Section 10.7); provided, however, that other than in connection with a Change in Control Event, no Partial Year Bonus shall be paid unless the performance goals for the applicable year are achieved.

4.2 Accelerated Vesting and Special Extended Exercisability. With respect to termination of employment under this Section 4 only, the benefits under this Section 4.2 shall consist of the following:

(i)	All equity or equity-based awards held by the Executive at termination of employment, including but not limited to, stock options, restricted stock, restricted stock units, whether or not granted as performance-based awards, and which at the time of termination of employment are subject only to time-vesting based on service (the “Time Vested Awards”), shall become vested and non-forfeitable on a Pro-Rata Basis to the extent not already so vested; provided, however, that if the Executive’s resignation or termination under this Section 4 shall occur within 3 months prior to a Change in Control Event or within two (2) years after a Change in Control, the Time Vested Awards shall become fully vested and non-forfeitable; and

(ii)

Subject to Section 4.2(iii) and the clarification described in the next sentence, with respect all equity and equity-based awards held by the Executive which are subject to cancellation in the event the stated performance objectives are not satisfied, including but not limited to, stock options, restricted stock, restricted stock units, and for which at the time of the Executive’s termination of employment, the performance objectives have not been satisfied (the “Performance-Based Awards”), the awards shall become vested and non-forfeitable on a Pro-Rata Basis, but only if at the end of the performance period the performance objectives are achieved; provided, however, that if the Executive’s resignation or termination under this Section 4 shall occur within 3 months prior to a Change in Control Event or within two (2) years after a Change in Control, the Performance Awards shall become fully vested and non-forfeitable. With respect to the provision for vesting and non-forfeiture of an award on a Pro-Rata Basis as described herein, only the performance periods under the award that have already commenced as of the time of termination of employment shall be taken into account to determine whether the performance objectives ultimately are achieved, and any performance period that has not commenced at the time of termination shall be disregarded for purposes of determining whether the award becomes vested and non-forfeitable on a Pro-Rata Basis; and

(iii)	The amount of Performance-Based Awards eligible to become vested under Section 4.2(ii) shall be determined by the level of achievement of the performance objectives; provided, however, that if the Executive’s resignation or termination under this Section 4 shall occur within 3 months prior to a Change in Control Event or within two (2) years after a Change in Control, the earnings level shall not be conditioned on awaiting the end of the performance period and achievement of the performance objectives, and instead the performance objectives upon which the earning of the Performance-Based Award is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance at the date of termination; and

(iv)	With respect to the employee stock options granted under Section 2.3 (a) or 2.3(b) only, those options shall remain exercisable for the entire term of the award; and

(v)	If the Executive’s resignation or termination under this Section 4 shall occur within 3 months prior to a Change in Control Event or within two (2) years after a Change in Control, any performance objectives upon which the earning of any other long-term incentive awards (including cash awards) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance at the date of termination.

Except as provided above in this Section 4.2, all other terms of the awards described herein shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted.

4.3 Waiver and Release Agreement. The Executive agrees to execute at the time of Executive’s termination of employment a Waiver and Release Agreement in a form provided to the

Executive by the Company (the “Waiver and Release Agreement”), within three (3) days of termination, consistent with the form attached hereto as Exhibit B, the terms and conditions of which are specifically incorporated herein by reference. The execution and delivery of the Waiver and Release Agreement shall be made within forty-five (45) days of delivery to the Executive of the Waiver and Release Agreement and the Company shall make payment of all lump sums due within ten (10) days after the Waiver and Release Agreement is no longer revocable by Executive. If the Waiver and Release Agreement is not executed within the 45 day period post-delivery, the Executive will forfeit all severance payments to be provided pursuant to Section 4.1.

5. Golden Parachute Excise Tax Provisions. In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), to the Executive or for his or her benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his or her employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total Payments shall be reduced to the extent the payment of such amounts would cause the Executive’s total termination benefits to constitute an “excess” parachute payment under Section 280G of the Code and by reason of such excess parachute payment the Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if the Executive (or the Executive’s tax advisor) determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction. In that event, then the Executive shall designate those rights, payments, or benefits under this Agreement, any other agreements, and any benefit arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a parachute payment; provided, however, that in order to comply with Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to a right, payment of benefit reduces the parachute payment to the greatest extent. Except as otherwise expressly provided herein, all determinations under this Section 5 shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon Executive and the Company.

5.1 Company Withholding. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

6. Confidentiality; Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.

6.1 Confidential Information. The Executive acknowledges that, during the course of his employment with the Company, the Executive may receive special training and/or may be given access to or may become acquainted with Confidential Information (as hereinafter defined) of the Company. As used in this Section 6.1, “Confidential Information” of the Company means all trade practices, business plans, price lists, supplier lists, customer lists, marketing plans, financial information, software and all other compilations of information which relate to the business of the Company, or to any of its subsidiaries, and which have not been disclosed by the Company to the public, or which are not otherwise generally available to the public.

The Executive acknowledges that the Confidential Information of the Company, as such may exist from time to time, are valuable, confidential, special and unique assets of the Company and its subsidiaries, expensive to produce and maintain and essential for the profitable operation of their respective businesses. The Executive agrees that, during the course of his employment the Company, or at any time thereafter, he shall not, directly or indirectly, communicate, disclose or divulge to any Person (as such term is hereinafter defined), or use for his benefit or the benefit of any Person, in any manner, any Confidential Information of the Company or its subsidiaries, acquired during his employment with the Company or any other confidential information concerning the conduct and details of the businesses of the Company and its subsidiaries, except as required in the course of his employment with the Company or as otherwise may be required by law. For the purposes of this Agreement, “Person” shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision.

All documents relating to the businesses of the Company and its affiliates including, without limitation, Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Company and such respective subsidiaries, and must not be removed from the premises of the Company, except as required in the course of the Executive’s employment with the Company. The Executive shall return all such documents (including and copies thereof) to the Company when the Executive ceases to be employed by the Company or upon the earlier request of the Company or the Board.

6.2 Noncompetition. During the term of this Agreement (including any extensions thereof) and for a period of one (1) year following the termination of the Executive’s employment under this Agreement for any reason, the Executive shall not, except with the Company’s express prior written consent, for the benefit of any entity or person (including the Executive) compete with the Business (as hereinafter defined) within the Territory. For purposes of this Agreement, “Business” shall mean a company involved in the manufacture and sale of pumps, valves, fluid handling systems, air and gas handling systems, or welding and cutting equipment and supplies that are produced by the Company or that are competitive with the pumps, valves, fluid handling systems, air and gas handling systems, or welding or cutting equipment and supplies that are produced by the Company, or any other products actively produced by the Company at the time of Executive’s termination of employment. For purposes of this Agreement, “Territory” shall mean those locations in the United States of America in which the Company is operating and those locations abroad in which the Company has significant operations, including, but not limited to, Brazil, Germany, China and India.

6.3 Non-Solicitation. During the term of this Agreement (including any extensions thereof) and for a period of two (2) years following the termination of the Executive’s employment under this Agreement, for any reason, the Executive shall not, except with the Company’s express prior written consent, for the benefit of any entity or Person (including the Executive) solicit, induce or encourage any employee of the Company, or any of its subsidiaries, to leave the employment of the Company, or solicit, induce or encourage any customer, or client of the Company, or any of its subsidiaries, to cease or reduce its business with the Company or its subsidiaries.

6.4 Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company, during the term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

6.5 Non-Disparagement. Executive shall not, at any time during the term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board of Directors or Executive’s successor in the office make any such statements or representations regarding Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or his successor or members if the Board of Directors from making truthful statements that are required by applicable law, regulation or legal process.

6.6 Survival. The provisions of this Section 6 shall survive any termination or expiration of this Agreement.

6.7 Remedies. Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 7 the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 7. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 6, including but not limited to the recovery of damages from Executive. Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 7, that willful actions by Executive have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or material fraud against the Company, then the Company, or its successor, as appropriate, may recover all of any award or payment made to Executive, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Section 5.1, and Executive agrees to repay and return such awards and amounts to the Company within 30 calendar days of receiving notice from the Company that the Board has made the determination referenced above and accordingly the Company is demanding repayment pursuant to this Section 6.7. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

7. Governing Law; Disputes; Arbitration.

7.1 Governing Law. This agreement is governed by and is to be construed, administered and enforced in accordance with the laws of the State of Maryland, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof. If any court determines that any provision of Section 7 is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent hat such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.

7.2 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of Washington, D.C. by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Fourth Circuit, (ii) any of the courts of the State of Maryland, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 7. Notwithstanding any provision in this Section 7, Executive shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

7.3 WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 7.2, requiring arbitration of disputes hereunder.

8. Miscellaneous.

8.1 Integration. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company’s subsidiaries during the term, but excluding existing contracts relating to compensation under executive compensation and employment benefit plans of the Company and its subsidiaries. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

8.2 Successors; Transferability. The Company shall require any successor (whether direct of indirect, by purchase, merger, consolidation, or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of the descent and distribution or as specified in Section 8.3.

8.3 Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.

8.4 Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such address as may be designated by such party by like notice:

If to the Company:

Colfax Corporation

Attn: Senior Vice President, Human Resources

8170 Maple Lawn Blvd.

Suite 180

Fulton, MD 20759

With a copy to:

If to Executive:

If the parties by mutual agreement supply each other with fax numbers for the purpose of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

8.5 Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

8.6 Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

8.7 No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

8.8 Offsets; Withholding. The amounts required to be paid by the Company to the Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 4 and 5, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.

8.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.11 Representations of Executive. Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder.

9. D&O Insurance.

The Company will maintain directors’ and officers’ liability insurance during the Term and for a period of six years thereafter, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the Effective Date.

10. Definitions Relating to Termination Events.

10.1 Cause. For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	Conviction for commission of a felony or a crime involving moral turpitude;

(ii)	Willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates; or

(iii)	Continued failure to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties.

10.2 Change in Control. For purposes of this Agreement, a “Change in Control” means the following occurring during the term of this Agreement:

(i)	A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction or on the Effective Date, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 10.2(i) hereof or Section 10.2(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in case other than a transaction:

(A)	Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(B)	After which no person or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 10.2(iii)(B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)	The Company’s stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.

10.3 Change in Control Event. For purposes of this Agreement, “Change in Control Event” means the earlier to occur of (i) a Change in Control or (ii) the execution and delivery by the Company of a definitive agreement providing for a Change in Control during the term of this Agreement.

10.4 Compensation Accrued at Termination. For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)	The unpaid portion of annual Base Salary at the rate payable, in accordance with Section 2.1 hereof, at the date of Executive’s termination of employment, pro rated through such date of termination, payable in accordance with the Company’s regular pay schedule;

(ii)	Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 2.2 and 2.3 hereof (including any earned and vested Annual Cash Incentive) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)	Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 2.5, in accordance with the Company’s reimbursement policies as in effect at the date of such termination.

10.5 Disability. For purposes of this Agreement, “Disability” means the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code and other applicable law.

10.6 Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof:

(i)	Upon or following a Change in Control Event, (A) the assignment to Executive of duties materially inconsistent with Executive’s position and status hereunder, or (B) an alteration, materially adverse to Executive, in the nature of Executive’s duties, responsibilities, and authorities, Executive’s position or the conditions of Executives’ employment from those specified in Section 1 or otherwise hereunder (other than inadvertent actions which are promptly remedied); except the foregoing shall not constitute Good Reason if occurring (X) in connection with the termination of Executive’s employment for Cause, Disability, or as a result of Executive’s death, (Y) as a result of action by or with the consent of Executive, or (Z) as a result of reasonable adjustments in Executive’s range of duties, responsibilities and authorities in the event that the Change of Control Event results in a significantly larger Successor Entity and the Board of Directors of the Successor Entity concludes that the Executive’s duties, responsibilities and authorities need to be adjusted (to include a change in title or reporting to another senior executive officer); provided, however, that such adjustments do not reduce Executive’s compensation;

(ii)	The Company requiring Executive to relocate his principal place of business for the Company to a location at least 35 miles from his current place of business, and which is at least 35 miles longer distance from his place of residence;

(iii)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement; or

(iv)	Any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement.

10.7 Partial Year Bonus. For purposes of this Agreement, a partial Year Bonus is payable to the Executive for the year of the Executive’s employment termination in the event the Company performance criteria for payment of an Annual Cash Incentive are achieved as of the close of the year at the level required for a payout at the target level or above. Any such Partial Year Bonus shall equal the Executive’s target Annual Cash Incentive compensation multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company in the year of termination and the denominator of which is the total number of days included within the annual or partial year performance period for the Annual Cash Incentive award in the year of termination. Should any such Partial Year Bonus becomes payable under this Agreement, payment shall be made to the Executive at the same time as payment is made to all other participants under the Annual Cash Incentive compensation program following the close of the year.

10.8 Pro-Rata Basis. For purposes of Section 4.2, the Pro-Rata Basis of vesting shall mean vesting in an amount equal to a fraction not to exceed 1, the numerator of which is the number of days the Executive was employed by the Company from the grant date for such award to the date of termination and the denominator of which is the number of total days from the grant date to the date that otherwise would have resulted in full vesting of the award.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COLFAX CORPORATION

By:	/s/ C. Scott Brannan

Name:	C. Scott Brannan

Title:	Senior Vice President, Finance and Chief Financial Officer

STEVEN E. SIMMS

/s/ Steven E. Simms

EXHIBIT A

COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

CEO PERFORMANCE STOCK UNIT AGREEMENT

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.001 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this cover sheet and the attachment (collectively, the “Agreement”) and in the Colfax Corporation 2008 Omnibus Incentive Plan (the “Plan”).

Grant Date: April 22, 2012

Name of Grantee: Steven E. Simms

Grantee’s Social Security Number:             -            -

Number of Stock Units Covered by Grant: 159,475

Performance Condition on Stock Unit Eligibility:

Eligibility to vest in the Stock Units covered by this grant is determined based on whether the Performance Criteria set forth in this Agreement are achieved.

Achievement of the Performance Criteria during a Performance Period that closes while the Grantee is still in Service results in the Stock Units becoming “Eligible Stock Units.”

Vesting Schedule for Eligible Stock Units After Application of the Performance Criteria:

Vesting Date	Vesting Percentage

April 21, 2015	100%

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

CEO PERFORMANCE STOCK UNIT AGREEMENT

Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the performance criteria and the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Performance Criteria

Your eligibility for the Stock Units shall be determined based on whether the Company achieves certain performance criteria (“Performance Criteria”) for any four consecutive fiscal quarters beginning with the third fiscal quarter of 2012 and ending with the first fiscal quarter of 2015 (each such four quarters a “Performance Period”). If the Performance Criteria are achieved for a Performance Period, you become eligible to vest in all of the Stock Units covered by this Agreement based on additional Service to the Company as provided below in the Section of this Agreement concerning “Vesting.”

The Company’s Performance Criteria will be achieved if the Company has cumulative Adjusted Earnings Per Share for a Performance Period equal to at least $1.75.

If the Stock Units covered by this Agreement do not become Eligible Stock Units by the end of all applicable Performance Periods, the Stock Units shall be forfeited as of the end of the last applicable Performance Period.

For this purpose, “Adjusted Earnings Per Share” means the Company’s consolidated total diluted earnings per share from continuing operations, adjusted to exclude: the after-tax impact of asbestos coverage litigation expense, restructuring costs, Charter transition costs and realignment, asset impairment charges, goodwill impairment charges, legacy legal adjustments, costs related to acquisitions and costs associated with the early extinguishment of debt. Furthermore, budgeted exchange rates as of January 2012 shall be used to account for net income under U.S. GAAP standards.

If your Service terminates for any reason prior to the end of a Performance Period and prior to the Stock Units becoming Eligible Stock Units, then, except as otherwise set forth below, you will forfeit all of your Stock Units immediately upon such termination.

Vesting	If at the end of a Performance Period during your Service Stock Units become Eligible Stock Units under this Agreement, your Eligible Stock Units shall vest according to the schedule set forth on the cover sheet; provided, that, you remain in Service on the Vesting Date. If your Service terminates for any reason other than death or Disability, you will forfeit any Eligible Stock Units in which you have not yet become vested. If your Service terminates for Cause, you shall forfeit all of your Stock Units, including your vested Eligible Stock Units.

Death or Disability

If the Performance Criteria are achieved for a Performance Period, but your Service terminated because of your death or Disability after the beginning of the Performance Period and before the end of the Performance Period, your Stock Units shall become Eligible Stock Units and shall fully and immediately vest as of the date the Committee certifies achievement of the Performance Criteria (the “Certification Date”).

If the Performance Criteria are achieved for a Performance Period, and your Service terminates because of your death or Disability following the end of the Performance Period, your Eligible Stock Units shall fully and immediately vest as of the date of your termination from Service or, if later, as of the Certification Date.

Certain Involuntary Terminations	In the event the Company terminates your employment without Cause or you resign from the Company for Good Reason at a time when your Stock Units are Eligible Stock Units (i.e., after the Performance Criteria are achieved) and prior to the third anniversary of the Grant Date, you will become vested in your Eligible Stock Units on a Pro-Rata Basis. In the event the Company terminates your employment without Cause or you resign from the Company for Good Reason at a time when your Stock Units are not yet Eligible Stock Units and prior to the third anniversary of the Grant Date, you will become vested in your Stock Units on a Pro-Rata Basis, but only if the Performance Criteria ultimately are achieved for a Performance Period during which your termination occurred.

For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the meaning ascribed in the Executive Employment Agreement by and between the Grantee and the Company, date effective as of April 22, 2012.

The “Pro-Rata Basis” of vesting shall mean vesting in an amount equal to a fraction not to exceed 1, the numerator of which is the number of days the Grantee was employed by the Company from the Grant Date to the date of termination and the denominator of which is the number of days from the Grant Date to the third (3rd) anniversary of the Grant Date.

Delivery of Stock Pursuant to Units	Delivery of the shares of Stock represented by your vested Eligible Stock Units shall be made as soon as practicable upon vesting and in any event not later than two and one-half months after the end of the calendar year in which they vest.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity. The Company (and any Affiliates) reserves the right to terminate your Service at any time for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the shares relating to the Stock Units have been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash credit for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock (hereafter, a “Dividend Equivalent

Right”); provided, however, that your Dividend Equivalent Rights shall be forfeited if the Performance Criteria under this Agreement are not achieved. If your Stock Units are Eligible Stock Units, your Dividend Equivalent Rights shall be paid directly to you in cash, and any Dividend Equivalent Rights accumulated on your behalf prior to the Stock Units becoming Eligible Stock Units shall be paid directly to you as soon as reasonably practicable following the Certification Date.

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your unvested Stock Units.

Unless otherwise specified in an employment or other agreement between the Company and you (including the Company’s Code of Ethics), you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan. Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Corporate Secretary to request paper copies of these documents.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Unless otherwise specified in an employment or other agreement between the Company and you, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT B

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT is entered into as of [TO BE DETERMINATED AT TERMINATION OF EMPLOYMENT] (the “Effective Date”), by                                          (the “Executive”) in consideration of the severance pay provided to the Executive by Colfax Corporation (the “Company”) pursuant to the Executive Employment Agreement (the “Employment Agreement”) by and between the Company and the Executive (the “Severance Payment”).

1. Waiver and Release. The Executive, on his or her own behalf and on behalf of his or her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his or her signing of the Waiver and Release Agreement, concerning his or her employment or separation from employment. This release includes, but is not limited to, any claim or entitlement to salary, bonuses (but not including payment of any remaining bonus under the Employment Agreement), any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but no limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.

The Executive understands that by signing this Waiver and Release Agreement that he or she is not waiving any claims or administrative charges which cannot be waived by law. He or she is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment opportunity Commission) pursue any claim on his or her behalf arising out of or related to his or her employment with and/or separation from employment with the Company.

The Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement.

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2. Acknowledgments. The Executive is singing this Waiver and Release Agreement knowingly and voluntarily. He or she acknowledges that:

(a) He or she is hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

(b) He or she has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for and the terms of the Waiver and Release Agreement and is signing this Waiver and Release Agreement knowingly and voluntarily of his or her own free will;

(c) He or she is not entitled to the Severance Payment unless he or she agrees to and honors the terms of this Waiver and Release Agreement;

(d) He or she has been given at least forty-five (45) calendar days to consider this Waiver and Release Agreement, or he or she expressly waives his or her right to have at least forty-five (45) days to consider this Waiver and Release Agreement;

(e) He or she may revoke this Waiver and Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He or she further understands that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Waiver and Release Agreement within the seven (7) day revocation period, he or she will not receive the Severance Payment;

(f) He or she has read and understands the Waiver and Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen and unforeseen claims presently asserted or otherwise arising through the date of his or her signing of this Waiver and Release Agreement that he or she may have against the Employer; and

(g) No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Waiver and Release Agreement.

3. No Admission of Liability. This Waiver and Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.

4. Entire Agreement. There are not other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and in sighing this Waiver and Release Agreement, the Executive is not relying on any agreements or representations, except those expressly contained in this Waiver and Release Agreement.

5. Execution. It is not necessary that the Employer sign this Waiver and Release Agreement following the Executive’s full and complete execution of it for it to become fully effective and enforceable.

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6. Severability. If any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

7. Governing Law. This Waiver and Release Agreement shall be governed by the laws of the State of Delaware, excluding the choice of law rules thereof.

8. Headings. Section and subsection headings contained in this Waiver and Release Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Waiver and Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

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